EXHIBIT 21

                  SUBSIDIARIES OF THE REGISTRANT


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                  SUBSIDIARIES OF THE REGISTRANT


    The following is a list of subsidiaries of the Company at December 31, 1998 and all are included in the Company's consolidated financial statements:


                                       Jurisdiction
                                           of          Percentage of Voting
Subsidiaries                          Incorporation      Securities Owned
---------------                       --------------   --------------------

Britton & Koontz First National Bank   Federal Law              100%

Sumx Inc.                              Federal Law               35%


                       NOTES


Both Subsidiaries are included in the consolidated financial statements. Both Subsidiaries conduct business under their own name.